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                                                                  EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Company's Flycast Communications Corporation 1997 Stock Option Plan, Flycast Communications Corporation 1999 Stock Option Plan and Activate.Net Corporation 1997 Stock Option Plan of our reports dated as follows:


 .    June 29, 1999 relating to the financial statements of AltaVista,
 .    April 2, 1999 relating to the financial statements of Zip2 Corporation, and
 .    June 9, 1999, except as to Note 12, which is as of July 3, 1999, relating to the financial statements of Shopping.com

which appear in the CMGI, Inc. Current Report on Form 8-K dated June 29, 1999.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
January 10, 2000